EXHIBIT INDEX

Exhibit 21.1

List of Subsidiaries of Companhia Siderúrgica Belgo-Mineira

Acindar – Industria Argentina de Aceros S.A.

Belgo Bekaert Arames Ltda. – BBA

Belgo Bekaert Nordeste Ltda. – BBN

Belgo Siderurgia S.A.

Belgo-Mineira Comercial Exportadora S.A. – BEMEX

Belgo-Mineira Engenharia Ltda.

Belgo-Mineira Participação, Indústria e Comércio S.A.

BelgoPar Ltda.

BEMEX International Ltd.

BMB – Belgo-Mineira Bekaert Artefatos de Arame Ltda.

BMF – Belgo-Mineira Fomento Mercantil Ltda.

BMS- Belgo Mineira Sistemas S.A.

BMU – Belgo-Mineira Uruguay S.A. CAF Santa Bárbara Ltda.

Itaúna Siderúrgica Ltda.

PBM – Picchioni Belgo-Mineira DTVM S.A.

Sibral Ltda.

Sol Coqueria Tubarão S.A.

Usina Hidrelétrica Guilman-Amorim S.A.